Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors Rent-A-Center, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-32296, 333-40958, 333-62582, 333-136615, 333-139792, 333-145121, 333-171926, and 333-211859) on Form S-8 of Rent-A-Center, Inc. of our reports dated March 1, 2019, with respect to the consolidated balance sheets of Rent-A-Center, Inc. as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appears in the December 31, 2018 annual report on Form 10-K of Rent-A-Center, Inc.

/s/ KPMG LLP

Dallas, Texas
March 1, 2019